Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE FIRST QUARTER OF FISCAL 2007

Wilmington, MA (January 3, 2007) -- UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its first quarter of fiscal 2007 which ended November 25, 2006.

Revenues for the first quarter of fiscal 2007 were $222.4 million, an 11.6% increase from the previous year’s first quarter of $199.3 million. First quarter net income was $13.7 million or $0.71 per diluted common share, a 20.7% increase from the first quarter of fiscal 2006, when net income was $11.4 million or $0.59 per diluted common share.

Revenues from the Company’s core laundry business (which excludes the Company’s Specialty Garments and First Aid segments) grew 10.5% compared to the first quarter of fiscal 2006. Primarily as a result of this revenue growth, the income from operations of the Company’s core laundry business was up 12.7% from the first quarter of fiscal 2006. In addition to the revenue growth, modest reductions in energy costs, production costs and delivery payroll costs as a percentage of revenues, contributed to the improved profitability. These improvements were partially offset by higher merchandise amortization and selling costs as a percentage of revenues.

The Company’s Specialty Garments segment had income from operations of $2.9 million for the first quarter of fiscal 2007, up from $1.1 million in the first quarter of fiscal 2006. This increase was primarily the result of a 28.1% increase in this segment’s revenues as compared to fiscal 2006.

The Company’s results were also affected by higher interest expense as compared to fiscal 2006, which was the result of higher average borrowings in fiscal 2007 as well as higher interest rates affecting the Company’s variable rate debt.

"Our core laundry business turned in a strong performance in both revenues and profits" said UniFirst President and Chief Executive Officer, Ron Croatti, "and despite the slower economic conditions we're now seeing, we believe our growth prospects heading into the new calendar year remain good."

The Company also announced that Dennis Assad, Senior Vice President of Sales and Marketing, left the Company as of December 31, 2006.  The Company expects to enter into a severance arrangement with Mr. Assad shortly.

The Company will hold a conference call today at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs approximately 9,800 team partners who serve nearly 200,000 customer locations in 46 states, Canada and Europe from 189 manufacturing, distribution and customer service facilities.

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.

UNIFIRST CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)	Thirteen weeks ended November 25, 2006	Thirteen weeks ended November 26, 2005
Revenues	$222,377	$199,325

Cost and expenses:
Operating costs (1)	136,919	124,667
Selling and administrative expenses (1)	48,390	43,130
Depreciation and amortization	11,585	10,932
	196,894	178,729

Income from operations	25,483	20,596

Other expense (income):
Interest expense	3,322	2,331
Interest income	(466)	(256)

	2,856	2,075

Income before income taxes	22,627	18,521
Provision for income taxes	8,881	7,131

Net income	$13,746	$11,390

Income per share – Basic:
Common Stock	$0.75	$0.66
Class B Common Stock	$0.60	$0.53

Income per share – Diluted:
Common Stock	$0.71	$0.59

Weighted average number of shares outstanding – Basic:
Common Stock	14,307	9,619
Class B Common Stock	4,941	9,620
	19,248	19,239

Weighted average number of shares outstanding – Diluted:
Common Stock	19,322	19,328

Dividends per share:
Common Stock	$0.0375	$0.0375
Class B Common Stock	$0.0300	$0.0300

(1) Exclusive of depreciation and amortization

UNIFIRST CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	November 25, 2006	August 26, 2006
Assets
Current assets:
Cash and cash equivalents	$8,029	$8,302
Receivables, net	98,580	86,549
Inventories	36,890	36,469
Rental merchandise in service	85,561	85,875
Deferred income taxes	10,038	10,046
Prepaid expenses	4,758	1,672

Total current assets	243,856	228,913

Property and equipment:
Land, buildings and leasehold improvements	274,080	269,696
Machinery and equipment	289,442	284,619
Motor vehicles	85,024	84,138

	648,546	638,453
Less -- accumulated depreciation	327,729	319,550

	320,817	318,903

Goodwill	212,923	211,489
Customer contracts and other intangible assets, net	62,796	64,022
Other assets	6,459	6,375
	$846,851	$829,702

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$683	$613
Accounts payable	43,080	43,003
Accrued liabilities	81,943	80,580
Accrued income taxes	10,197	3,041

Total current liabilities	135,903	127,237

Long-term obligations, net of current maturities	206,116	209,922
Deferred income taxes	39,911	39,998

Shareholders' equity:
Common stock	1,431	1,431
Class B Common stock	494	494
Capital surplus	14,638	14,497
Retained earnings	444,542	431,481
Accumulated other comprehensive income	3,816	4,642

Total shareholders' equity	464,921	452,545

	$846,851	$829,702